Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com

PMC Commercial Trust Announces First Quarter Financial Results

PMC Commercial Trust

NYSE Amex (Symbol PCC)

www.pmctrust.com

Dallas, TX	May 9, 2012

PMC Commercial Trust (NYSE Amex: PCC) announced first quarter financial results today.

Compared to First Quarter 2011

We recorded a loss from continuing operations for the first quarter of 2012 of $6,000 compared to income from continuing operations of $1,124,000 ($0.11 per share) during the first quarter of 2011. Net income (loss) decreased to a loss of $155,000, ($0.01 per share), during the first quarter of 2012 compared to income of $916,000, or $0.09 per share, for the first quarter of 2011. The primary reason for the decrease in income (loss) from continuing operations and net income (loss) were costs of $850,000 related to the evaluation of strategic alternatives. Income from continuing operations and net income were $844,000 and $695,000, respectively, during the first quarter of 2012 before the impact of these strategic alternative costs. In addition, our revenues decreased $269,000 primarily due to a decrease in recognized premium income.

Compared to Fourth Quarter 2011

Income (loss) from continuing operations for the first quarter of 2012, before costs related to the evaluation of strategic alternatives, decreased to $844,000 from $1,818,000 during the fourth quarter of 2011. The primary causes of the decrease were a reduction in premium income of $536,000, a reduction in net interest income of $136,000, an increase in our provision for loan losses of $377,000 and increases in overhead of $130,000.

Management Remarks

Jan F. Salit, our Chief Operating Officer, stated, “We are optimistic that our recent marketing efforts will result in more robust loan originations for the remainder of 2012 and into 2013. Our pipeline of loan origination commitments has increased over 60% from just over $14 million at year end to over $23 million at March 31, 2012.”

Barry N. Berlin, our Chief Financial Officer, stated, “Our fundamental operations continue to remain steady and relatively consistent. However, the impact of the costs associated with our strategic alternative evaluation process coupled with the impact from the deferral of gain recognition for accounting purposes on certain of our secondary market loan sales has negatively affected our bottom line. Our deferred liability for “risk-free” cash premiums, that we have collected relating to secondary market loan sales, was approximately $2.9 million at March 31, 2012 which is an increase of approximately $465,000 during the first quarter of 2012. Even though not beneficial to current GAAP recognized earnings, we may continue to sell loans in a manner that causes deferral of the gain recognition if the economics of the sale warrant it. We anticipate that the increase in our loan origination pipeline will translate to increased profitability from our lending operations.”

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2012

Interest Rate Sensitivity

•	Approximately 55% and 26% of our retained loans at March 31, 2012 were based on LIBOR and the prime rate, respectively.

•	Variable rates have remained stable.

Financial Position

•	Our total assets decreased to $247.3 million at March 31, 2012 compared to $251.2 million at December 31, 2011 and $251.6 million at March 31, 2011.

•	Our retained loan portfolio was relatively unchanged at $237.8 million at March 31, 2012 compared to $236.1 million at December 31, 2011 and $235.3 million as of March 31, 2011.

•	Our serviced loan portfolio increased to $299.2 million at March 31, 2012 compared to $297.5 million at December 31, 2011.

•	Loan loss reserves increased from $1.8 million at December 31, 2011 to $2.3 million at March 31, 2012.

Portfolio Information

•	During the three months ended March 31, 2012, our aggregate loans originated were $10.7 million compared to $8.1 million during the three months ended March 31, 2011.

•	During the three months ended March 31, 2012, we originated $6.6 million of SBA 7(a) loans compared to $7.9 million during the three months ended March 31, 2011.

•	Our pipeline of outstanding loan commitments was $23.2 million at March 31, 2012 compared to $14.3 million at December 31, 2011.

•	We anticipate our 2012 fundings to be between $50 million and $60 million.

Liquidity

•

Our unsecured revolving credit facility matures June 30, 2014. The interest rate is prime less 50 basis points or the 30-day LIBOR plus 2%, at our option. The total amount available under the facility is $35 million. The revolving credit facility will automatically increase to $40 million on January 1, 2013 provided there is no event of default on that date and the non-performing loan ratio, as defined, is not more than 20% on that date.

Dividends

•	Regular quarterly dividends on our common shares of $0.16 per share were declared in March and paid in April.

•	Since our inception in 1993, we have paid $179.5 million in dividends or $23.96 per common share.

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2012

Financial Position Information

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(In thousands, except per share information)
Loans receivable, net	$235,744	$234,427	$235,426	$232,292	$233,443
Total assets	$247,298	$251,247	$260,826	$252,801	$251,580
Debt	$93,799	$95,861	$104,028	$95,510	$93,447
Total beneficiaries’ equity	$144,982	$146,836	$147,830	$148,752	$148,981
Total equity	$145,882	$147,736	$148,730	$149,652	$149,881
Shares outstanding	10,585	10,575	10,575	10,575	10,570
Net asset value per share	$13.78	$13.97	$14.06	$14.15	$14.18

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2012

PMC Commercial Trust and Subsidiaries

Comparative Results of Operations

	Three Months Ended March 31,
	2012	2011	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,398	$3,367	1%
Premium income	113	431	(74%)
Other income	276	258	7%

Total revenues	3,787	4,056	(7%)

Expenses:
Interest	883	973	(9%)
Salaries and related benefits	1,144	1,117	2%
General and administrative	460	504	(9%)
Strategic alternatives	850	—	NM
Provision for loan losses, net	475	313	52%

Total expenses	3,812	2,907	31%

Income (loss) before income tax benefit (provision) and discontinued operations	(25)	1,149	(102%)
Income tax benefit (provision)	19	(25)	(176%)

Income (loss) from continuing operations	(6)	1,124	(101%)
Discontinued operations	(149)	(208)	(28%)

Net income (loss)	$(155)	$916	(117%)

Basic weighted average shares outstanding	10,576	10,561

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$—	$0.11
Discontinued operations	(0.01)	(0.02)

Net income (loss)	$(0.01)	$0.09

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2012

PMC Commercial Trust and Subsidiaries

Quarterly Operating Results

	Three Months Ended
	March 31,	Dec 31,	Sept. 30,	June 30,	March 31,
	2012	2011	2011	2011	2011
	(In thousands)
Revenues:
Interest income	$3,398	$3,473	$3,342	$3,389	$3,367
Premium income	113	649	242	128	431
Other income	276	242	225	330	258

Total revenues	3,787	4,364	3,809	3,847	4,056

Expenses:
Interest	883	822	941	957	973
Salaries and related benefits	1,144	1,066	1,047	1,099	1,117
General and administrative	460	408	554	544	504
Strategic alternatives	850	717	61	—	—
Impairments and provisions	475	98	(17)	66	313

Total expenses	3,812	3,111	2,586	2,666	2,907

Income (loss) before income tax benefit (provision) and discontinued operations	(25)	1,253	1,223	1,181	1,149
Income tax benefit (provision)	19	(152)	9	54	(25)

Income (loss) from continuing operations	(6)	1,101	1,232	1,235	1,124
Discontinued operations	(149)	(442)	(499)	104	(208)

Net income (loss)	$(155)	$659	$733	$1,339	$916

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2012

Taxable Income

REIT Taxable Income:

REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.

The following reconciles net income (loss) to REIT taxable income:

	Three Months Ended
	March 31,
	2012	2011
	(In thousands)
Net income (loss)	$(155)	$916
Gains related to real estate	—	448
Strategic alternatives	850	—
Amortization and accretion	(157)	(16)
Loan valuation	405	188
Other, net	82	30

Subtotal	1,025	1,566
Less: taxable REIT subsidiaries net loss (income), net of tax	58	(28)

REIT taxable income	$1,083	$1,538

Distributions declared	$1,694	$1,691

Weighted average common shares outstanding	10,576	10,561

PMC COMMERCIAL TRUST	Earnings Press Release	May 9, 2012

Combined Taxable Income:

Primarily as a result of the timing differences for gain recognition on Secondary Market Loan Sales, our combined REIT taxable income and TRS’s taxable income (net of income tax expense) is materially different than our net income (loss). The following table reconciles our net income (loss) to our Adjusted Taxable Income, Net of Current Tax Expense:

	Three Months Ended March 31, 2012
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net loss	$(155)	$(97)	$(58)
Book vs. tax timing differences	1,655	1,180	475 (1)

Taxable income	1,500	1,083	417
Special item (2)	(850)	(850)	—

Taxable Income, adjusted for special item	650	233	417
Current income tax expense	(142)	—	(142)

Adjusted Taxable Income, Net of Current Tax Expense	$508	$233	$275

	Three Months Ended March 31, 2011
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income	$916	$888	$28
Book vs. tax timing differences	1,220	650	570 (1)

Taxable income	2,136	1,538	598
Special item (3)	(448)	(448)	—

Taxable Income, adjusted for special item	1,688	1,090	598
Current income tax expense	(203)	—	(203)

Adjusted Taxable Income, Net of Current Tax Expense	$1,485	$1,090	$395

(1)	Includes $529,000 and $468,000 of timing differences during the three months ended March 31, 2012 and 2011, respectively, related primarily to Secondary Market Loan Sales.
(2)	Timing difference related to currently non-deductible expenses related to strategic alternatives.
(3)	Recognition of deferred gain for tax purposes on the property previously owned by our off-balance sheet variable interest entity.

Adjusted Taxable Income, Net of Current Tax Expense is defined as reported net income (loss), adjusted for book versus tax timing differences and special items. Special items may include, but are not limited to, unusual and infrequent non-operating items. We use Adjusted Taxable Income, Net of Current Tax Expense to measure and evaluate our operations. We believe that the results provide a useful analysis of ongoing operating trends.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.